EXHIBIT 21.1

Subsidiaries of Everest Re Group, Ltd.

The following is a list of Everest Re Group, Ltd. Subsidiaries:

Name of Subsidiary	Jurisdiction of Incorporation

Everest Underwriting Group (Ireland) Limited	Ireland
Everest Reinsurance Company (Ireland), Limited	Ireland
Everest Insurance Company of Canada	Canada
Premiere Insurance Underwriting Services	Canada
Everest Reinsurance Holdings, Inc.	Delaware
Everest Reinsurance Company	Delaware
Everest Indemnity Insurance Company	Delaware
Everest National Insurance Company	Delaware
Everest Reinsurance Company - Escritorio de Representa ção No Brasil Ltda.	Brazil
Everest Security Insurance Company	Georgia
Mt. Whitney Securities, Inc.	Delaware
Everest Specialty Underwriters, LLC	Delaware
Mt. McKinley Managers, L.L.C	New Jersey
WorkCare Southeast, Inc.	Alabama
WorkCare Southeast of Georgia, Inc.	Georgia
Mt. McKinley Insurance Company	Delaware
Heartland Crop Insurance, Inc.	Kansas
Specialty Insurance Group, Inc.	Indiana
SIG Sports, Leisure and Entertainment Risk Purchasing Group, LLC	Indiana
Everest Reinsurance (Bermuda), Ltd.	Bermuda
Everest Global Services, Inc.	Delaware
Everest International Reinsurance, Ltd.	Bermuda
Everest Re Advisors, Ltd.	Bermuda
Everest Advisors (UK), Ltd.	United Kingdom
Mt. Logan Re, Ltd.	Bermuda